UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 28, 2004

Russ Berrie and Company, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Bauer Drive, Oakland, New Jersey 07436

(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code: (201) 337-9000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR  230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

Russ Berrie and Company Inc. has hired, effective September 27, 2004, Lynn Moran as Executive Vice President of Sales.  In accordance with the terms of her employment arrangement with the Company, Ms. Moran is entitled to an annual base salary of $325,000.  Ms. Moran is also eligible to participate in an incentive compensation program, which may entitle her to receive a cash payment of up to 50% of her base salary annually.  In addition, after 3 months of continuous employment, Ms. Moran will be granted 50,000 stock options pursuant to the Company’s 2004 Stock Option, Restricted and Nonrestricted Stock Plan.

Section 2 - Financial Information

Item 2.05  Costs Associated with Exit or Disposal Activities.

On September 28, 2004, Russ Berrie and Company, Inc. announced a corporate restructuring designed to align the Company’s management and sales organization with its strategic plans and to right-size its expense structure.  The Company previously reported its intention to engage in a restructuring for these purposes in its Current Report on Form 8-K filed on August 9, 2004.  The restructuring includes the immediate elimination of approximately 75 domestic positions, and will result in a pretax charge of approximately $4.1 million in the third quarter of 2004, primarily related to severance costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 30, 2004	RUSS BERRIE AND COMPANY, INC.

		By:	/s/ JOHN D. WILLE
John D. Wille
Vice President and Chief Financial Officer